As filed with the U.S. Securities and Exchange Commission on September 12, 2025
Registration No. 333-
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
Figure Technology Solutions, Inc.
(Exact name of Registrant as specified in its charter)

Nevada	001-42829	99-2556408
(State or other jurisdiction of Incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)
100 West Liberty Street, Suite 600
Reno, NV 89501
(917) 789-8049
(Address of principal executive offices) (Zip code)
Figure Technology Solutions, Inc. 2018 Equity Incentive Plan
Figure Technology Solutions, Inc. 2024 Equity Incentive Plan
Figure Technology Solutions, Inc. 2025 Incentive Award Plan
Figure Technology Solutions, Inc. Employee Stock Purchase Plan
(Full titles of the plans)
Michael Tannenbaum
Chief Executive Officer
Figure Technology Solutions, Inc.
100 West Liberty Street, Suite 600
Reno, NV 89501
(917) 789-8049
(Name, address and telephone number, including area code, of agent for service)
Copies to:

Marc D. Jaffe Ian D. Schuman Adam J. Gelardi Latham & Watkins LLP 1271 Avenue of the Americas New York, NY 10020 (212) 906-1200	Ronald Chillemi Chief Legal Officer and Corporate Secretary Figure Technology Solutions, Inc. 100 West Liberty Street, Suite 600 Reno, NV 89501 (917) 789-8049	Byron B. Rooney Derek Dostal Davis Polk & Wardwell LLP 450 Lexington Avenue New York, NY 10017 (212) 450-4000
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
The documents containing the information specified in Part I of Form S-8 will be sent or given to participants as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not being filed with or included in this Registration Statement (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Securities and Exchange Commission (the “SEC”). These documents and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II
INFORMATION REQUIRED IN REGISTRATION STATEMENT

ITEM 3.	INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
The following documents filed by Figure Technology Solutions, Inc. (the “Registrant”) with the SEC are hereby incorporated by reference into this Registration Statement:
(a) Amendment No. 5 to the Registrant’s Registration Statement on Form S-1 filed with the SEC on September 10, 2025 (File No. 333-289695), which contains the Registrant’s audited financial statements for the latest fiscal year for which such statements have been filed;
(b) the Registrant’s Prospectus filed on September 11, 2025 pursuant to Rule 424(b) under the Securities Act, relating to the Registration Statement on Form S-1, as amended (File No. 333-289695); and
(b) the description of the Registrant’s Class A common stock contained in the Registrant’s Registration Statement on Form 8-A (File No. 001-42829), filed by the Registrant with the SEC under Section 12(b) of the Exchange Act on September 8, 2025, including any amendment or report filed for the purpose of updating such description.
In addition, all reports and documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than Current Reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits furnished on such form that relate to such items), on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such reports and documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.	DESCRIPTION OF SECURITIES
See the description of the Registrant’s Class A common stock and Class B common stock contained in the Registrant’s Registration Statement on Form S-1, as amended (File No. 333-289695).

ITEM 5.	INTERESTS OF NAMED EXPERTS AND COUNSEL
Not applicable.

ITEM 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS
Nevada Revised Statutes (“NRS”) 78.138(7) provides that, subject to certain exceptions under Nevada law, unless the articles of incorporation or an amendment thereto provides for greater individual liability, a director or officer is not individually liable to a corporation or its stockholders or creditors for any damages as a result of any act or failure to act in his or her capacity as a director or officer unless the presumption of the business judgment rule set forth in NRS 78.138(3) has been rebutted and it is proven that (i) the director’s or officer’s act or failure to act constituted a breach of his or her fiduciary duties as a director or officer and (ii) the breach of those duties involved intentional misconduct, fraud or a knowing violation of law.

NRS 78.7502 provides, in general, that a corporation may indemnify, pursuant to that statutory mechanism, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, or as a manager of a limited liability company, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding if the person is not liable pursuant to NRS 78.138 or acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful.
NRS 78.7502 also provides, in general, that a corporation may indemnify, pursuant to that statutory mechanism, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise or as a manager of a limited liability company, against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by the person in connection with the defense or settlement of the action or suit if the person is not liable pursuant to NRS 78.138 or acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation; provided, however, that indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.
Any indemnification pursuant to the statutory mechanism provided under NRS 78.7502, as described above, unless ordered by a court or advanced pursuant to NRS 78.751(2), may be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made: (a) by the stockholders; (b) by the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding; (c) if a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion; or (d) if a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.
NRS 78.751 further provides that indemnification pursuant to the statutory mechanism provided under NRS 78.7502 does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the registrant’s amended and restated articles of incorporation, or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in the person’s official capacity or an action in another capacity while holding office, except that indemnification, unless ordered by a court pursuant to NRS 78.7502 or for the advancement of expenses, may not be made to or on behalf of any director or officer finally adjudged by a court of competent jurisdiction, after exhaustion of any appeals, to be liable for intentional misconduct, fraud or a knowing violation of law, and such misconduct, fraud or violation was material to the cause of action.
The Registrant’s bylaws provide that the Registrant must indemnify its directors and officers in their respective capacities as such and in any and all other capacities in which any of them serves at the Registrant’s request to the fullest extent permitted by law.
The Registrant is also expressly authorized to advance certain expenses (including attorneys’ fees) to its directors and officers and carry directors’ and officers’ insurance providing for indemnification of its directors and officers for some liabilities.

The Registrant has in effect a directors and officers liability insurance policy indemnifying its directors and officers for certain liabilities incurred by them, including liabilities under the Securities Act, and the Exchange Act. We pay the entire premium of this policy.
The Registrant has entered into indemnification agreements with each of its directors and officers that provide the maximum indemnity allowed to directors and officers by the NRS (including NRS 78.751(3)) and which allow for certain additional procedural protections.
These indemnification provisions and the indemnification agreements may be sufficiently broad to permit indemnification of the Registrant’s officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act. The foregoing is only a general summary of certain aspects of Nevada law and the Registrant’s bylaws and does not purport to be complete. It is qualified in its entirety by reference to the detailed provisions of the NRS and the Registrant’s bylaws.
See also the Undertakings set forth in the response to Item 9 herein.

ITEM 7.	EXEMPTION FROM REGISTRATION CLAIMED
Not applicable.

ITEM 8.	EXHIBITS

		Incorporated by Reference
Exhibit Number	Exhibit Description	Form	File Number	Exhibit	Filing Date
4.1	Second Amended and Restated Articles of Incorporation.	S-1/A	333‑289695	3.1	August 25, 2025
4.2*	Form of Amended and Restated Bylaws.
4.3	Form of Class A Common Stock Certificate.	S-1/A	333‑289695	4.1	September 2, 2025
4.4	Form of Class B Common Stock Certificate.	S-1/A	333‑289695	4.2	September 2, 2025
5.1*	Opinion of Brownstein Hyatt Farber Schreck, LLP.
23.1*	Consent of Independent Registered Public Accounting Firm, as to FT Intermediate, Inc.
23.2*	Consent of Brownstein Hyatt Farber Schreck, LLP (included in Exhibit 5.1).
24.1*	Power of Attorney (included on the signature page to the Registration Statement).
99.1*#	2018 Equity Incentive Plan.
99.2#	Form of Stock Option Grant Notice and Agreement under the 2018 Equity Incentive Plan.	S-1/A	333-289695	10.4	August 25, 2025
99.3*#	2024 Equity Incentive Plan.
99.4#	Form of Stock Option Grant Notice and Agreement under the 2024 Equity Incentive Plan.	S-1/A	333-289695	10.20	September 10, 2025
99.5*#	2025 Incentive Award Plan.
99.6#	Form of Restricted Stock Unit Grant Notice and Agreement under the 2025 Incentive Award Plan.	S-1/A	333-289695	10.7	August 25, 2025

99.7#	Form of Stock Option Grant Notice and Agreement under the 2025 Incentive Award Plan.	S-1/A	333-289695	10.8	August 25, 2025
99.8*#	Retention Performance Stock Unit Grant Notice and Agreement under the 2025 Incentive Award Plan, by and between Figure Technology Solutions, Inc. and Michael Cagney.
99.9*#	Employee Stock Purchase Plan.
107*	Filing Fee Table.
* Filed herewith.
# Indicates management contract or compensatory plan.

ITEM 9.	UNDERTAKINGS
(a). The undersigned Registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and
(iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
Provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.
(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b). The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new

Registration Statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(h). Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on September 12, 2025.

FIGURE TECHNOLOGY SOLUTIONS, INC.

By:	/s/ Michael Tannenbaum
Name:	Michael Tannenbaum
Title:	Chief Executive Officer and Director

POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Michael Tannenbaum and Macrina Kgil, each of them, as his or her true and lawful attorneys-in-fact and agents, each with the full power of substitution, for him or her and in their name, place, or stead, in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments), and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his, her, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Michael Tannenbaum	Chief Executive Officer and Director (Principal Executive Officer)	September 12, 2025
Michael Tannenbaum

/s/ Macrina Kgil	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	September 12, 2025
Macrina Kgil

/s/ Adam Boyden	Director	September 12, 2025
Adam Boyden

/s/ Michael Cagney	Director	September 12, 2025
Michael Cagney

/s/ David Katsujin Chao	Director	September 12, 2025
David Katsujin Chao

/s/ Lesley Goldwasser	Director	September 12, 2025
Lesley Goldwasser
/s/ Sachin Jaitly	Director	September 12, 2025
Sachin Jaitly

/s/ Daniel Morehead	Director	September 12, 2025
Daniel Morehead

/s/ June Ou	Director	September 12, 2025
June Ou